Exhibit 5.1

October 28, 2024

Monopar Therapeutics Inc.

1000 Skokie Blvd, Suite 350

Wilmette, IL 60091

Ladies and Gentlemen:

We have acted as counsel to Monopar Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated October 28, 2024 (the “Prospectus Supplement”), to a Prospectus (the “Prospectus”) filed as part of a Registration Statement on Form S-3, Registration No. 333-268935 (the “Registration Statement”) that became effective on January 4, 2023, pursuant to which the Company is offering for sale under the Securities Act of 1933, as amended (the “Securities Act”), up to 1,181,540 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”). This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when sold and issued, upon payment therefor, in the manner contemplated by the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

                                                        /s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP